Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports 12% Increase in Net Earnings for Third Quarter 2004

Financial Highlights

Third Quarter

•	Record revenues of $2.7 billion - up 21%

•	Record EPS of $1.36 per share - up 12%

•	Record homebuilding operating earnings of $372.7 million - up $70.7 million

•	Gross profit on land sales of $53.9 million - up $46.1 million

•	Equity in earnings from unconsolidated entities of $9.7 million - down $15.4 million

•	Financial services operating earnings of $23.3 million - down $26.0 million

•	Return on net capital of 21.1% (trailing four quarters)

•	Record new orders of 9,338 - up 1%

•	Record backlog dollar value of $6.1 billion - up 35%

2004 / 2005 Goals

•	Fiscal 2004 EPS goal increased to $5.70 from $5.50 per share

•	Fiscal 2005 EPS goal increased to $6.60 from $6.00 per share

Miami, September 20, 2004 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its third quarter ended August 31, 2004. Third quarter net earnings in 2004 were $225.2 million, or $1.36 per share diluted, compared to net earnings of $201.6 million, or $1.21 per share diluted, in 2003.

(more)

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “We are pleased to report record results again for our third quarter with net earnings growth of 12% and an increase in revenues of 21% over the prior year. Additionally, our new orders increased 1% for the quarter and resulted in a 17% year-over-year increase in homes in backlog. These record results were achieved despite hurricane activity in several of our markets which resulted in some new order and delivery delays, and the continued slowdown in refinance activity which led to a more competitive financial services environment. Additionally, during the quarter, we slowed our sales pace to match our construction activity. Nevertheless, we continue to see a healthy homebuilding market, particularly in our land-constrained markets, even though some of these markets are experiencing slightly slower sales as they absorb recent significant price appreciation.”

Mr. Miller continued, “During the third quarter, our gross margin percentage on home sales decreased 80 basis points primarily due to warranty expense related to the resolution of a dispute. Nonetheless, we remain well positioned to enhance future profitability as our gross margin in backlog has improved year-over-year.”

Mr. Miller concluded, “Assuming general economic stability, our record-level $6.1 billion backlog, our strong balance sheet and our strategic positioning give us confidence in our future outlook. We are increasing both our fiscal 2004 earnings per share goal to $5.70 from $5.50 per share and our fiscal 2005 earnings per share goal to $6.60 from $6.00 per share.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2004 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2003

Homebuilding

Revenues from home sales increased 21% in the third quarter of 2004 to $2.5 billion from $2.0 billion in 2003. Revenues were higher primarily due to a 16% increase in the number of home deliveries and a 4% increase in the average sales price of homes delivered. New home deliveries increased to 9,213 homes in the third quarter of 2004 from 7,929 homes last year. In the third quarter of 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price of homes delivered increased to $269,000 in the third quarter of 2004 from $257,000 in 2003.

Gross margins on home sales were $566.5 million, or 22.9%, in the third quarter of 2004, compared to $483.9 million, or 23.7%, in 2003. Gross margin percentage on home sales decreased 80 basis points primarily due to warranty expense related to the resolution of a dispute.

Selling, general and administrative expenses as a percentage of revenues from home sales were 10.8% in both the third quarter of 2004 and 2003.

Revenues and gross margins on land sales totaled $146.1 million and $53.9 million, or 36.9%, respectively, in the third quarter of 2004, compared to $67.1 million and $7.8 million, or 11.6%, respectively, in 2003. Margins were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s West Region. Equity in earnings from unconsolidated entities was $9.7 million in the third quarter of 2004, compared to $25.1 million last year. Management fees and other income, net totaled $10.3 million in the third quarter of 2004, compared to $4.9 million in 2003. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $23.3 million in the third quarter of 2004, compared to $49.3 million last year. The decline in operating earnings in 2004 was primarily due to a decrease in refinance transactions and a more competitive mortgage environment, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to 2003.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.2% in both the third quarter of 2004 and 2003.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split.

NINE MONTHS ENDED AUGUST 31, 2004 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2003

Homebuilding

Revenues from home sales increased 15% in the nine months ended August 31, 2004 to $6.2 billion from $5.4 billion in 2003. Revenues were higher primarily due to a 12% increase in the number of home deliveries and a 3% increase in the average sales price of homes delivered. New home deliveries increased to 23,473 homes in the nine months ended August 31, 2004 from 20,956 homes last year. In the nine months ended August 31, 2004, new home deliveries were higher in each of the Company’s regions, compared to 2003. The average sales price of homes delivered increased to $264,000 in the nine months ended August 31, 2004 from $257,000 in 2003.

Gross margins on home sales were $1.4 billion, or 23.0%, in the nine months ended August 31, 2004, compared to $1.2 billion, or 22.8%, in 2003. This improvement was partially offset by warranty expense related to the resolution of a dispute.

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.6% in the nine months ended August 31, 2004, compared to 11.3% in 2003.

Revenues and gross margins on land sales totaled $387.4 million and $146.1 million, or 37.7%, respectively, in the nine months ended August 31, 2004, compared to $171.3 million and $25.1 million, or 14.7%, respectively, in 2003. Margins were positively impacted by each of the Company’s regions, with a strong contribution from the Company’s East and West Regions. Equity in earnings from unconsolidated entities was $28.9 million in the nine months ended August 31, 2004, compared to $45.0 million last year. Management fees and other income, net totaled $47.0 million in the nine months ended August 31, 2004, compared to $15.6 million in 2003. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services Division were $78.6 million in the nine months ended August 31, 2004, compared to $120.9 million last year. The decline in operating earnings in 2004 was primarily due to a decrease in refinance transactions and a more competitive mortgage environment, which resulted in reduced profitability from the Division’s mortgage and title operations, compared to 2003. The decline in operating earnings was partially offset by a $6.5 million gain generated from monetizing the majority of the Division’s alarm monitoring contracts.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.4% in the nine months ended August 31, 2004, compared to 1.3% last year.

Other Information

Earnings per share amounts and average shares outstanding for 2003 have been adjusted to reflect the effect of the Company’s January 2004 two-for-one stock split.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. Under the Lennar Family of Builders banner, the Company includes the following brand names: Lennar, U.S. Home, Greystone, Village Builders, Renaissance, Orrin Thompson, Lundgren, Winncrest, Patriot, NuHome, Concord, Cambridge, Coleman and Classic American. The Company’s active adult communities are primarily marketed under the Heritage and Greenbriar brand names. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet access, cable television and alarm installation and monitoring services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

Some of the statements contained in this press release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which the statements anticipate. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “guidance,” “goal,” “visibility,” or words or phrases of similar meaning in connection with discussion of anticipated or targeted future operating or financial performance. Factors which may affect the Company’s results include, but are not limited to, changes in general economic conditions, the market and prices for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, prices of materials, labor costs, interest rates, consumer confidence, competition, terrorist acts or other acts of war, environmental factors and government regulations affecting the Company’s operations. See the Company’s Annual Report on Form 10-K for the year ended November 30, 2003 for further discussion of these and other risks and uncertainties applicable to the Company’s business.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 AM Eastern time on Monday, September 20, 2004. The call will be broadcast live on the Internet and can be accessed through the Company’s web site at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 745798 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Revenues:
Homebuilding	$2,621,438	2,108,434	6,589,543	5,547,782
Financial services	126,922	159,408	364,609	423,638

Total revenues	$2,748,360	2,267,842	6,954,152	5,971,420

Homebuilding operating earnings	$372,680	301,969	924,570	706,163
Financial services operating earnings	23,306	49,338	78,595	120,861
Corporate general and administrative expenses	34,184	27,488	94,113	74,879

Earnings before provision for income taxes	361,802	323,819	909,052	752,145

Provision for income taxes	136,580	122,242	343,167	283,935

Net earnings	$225,222	201,577	565,885	468,210

Average shares outstanding:
Basic	155,449	149,818	155,316	144,225
Diluted	167,022	168,366	167,410	161,492

Earnings per share:
Basic	$1.45	1.35	3.64	3.25
Diluted	$1.36	1.21	3.42	2.94

Supplemental information:
Interest incurred (1)	$35,471	32,740	99,540	100,701
EBIT (2):
Earnings before provision for income taxes	$361,802	323,819	909,052	752,145
Interest	33,729	33,564	89,171	100,032

EBIT	$395,531	357,383	998,223	852,177

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes.

LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003
Revenues:
Sales of homes	$2,475,355	2,041,378	6,202,159	5,376,528
Sales of land	146,083	67,056	387,384	171,254

Total revenues	2,621,438	2,108,434	6,589,543	5,547,782

Costs and expenses:
Cost of homes sold	1,908,815	1,557,481	4,778,115	4,148,151
Cost of land sold	92,159	59,263	241,293	146,122
Selling, general and administrative	267,727	219,645	721,480	607,913

Total costs and expenses	2,268,701	1,836,389	5,740,888	4,902,186

Equity in earnings from unconsolidated entities	9,685	25,060	28,920	44,978
Management fees and other income, net	10,258	4,864	46,995	15,589

Operating earnings	$372,680	301,969	924,570	706,163

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended August 31,		At or for the Nine Months Ended August 31,
	2004	2003	2004	2003
Deliveries:
East	2,751	2,590	7,293	6,596
Central	3,102	2,727	7,587	7,040
West	3,562	2,800	9,116	7,882

Total	9,415	8,117	23,996	21,518

Of the deliveries listed above, 202 and 523 deliveries relate to unconsolidated entities for the three and nine months ended August 31, 2004, respectively, compared to 188 and 562 deliveries in the same periods last year.

New Orders:
East	2,851	3,057	10,163	9,053
Central	3,054	2,503	8,379	7,412
West	3,433	3,668	10,965	9,272

Total	9,338	9,228	29,507	25,737

Of the new orders listed above, 541 and 1,351 new orders relate to unconsolidated entities for the three and nine months ended August 31, 2004, respectively, compared to 253 and 1,168 new orders in the same periods last year.

Backlog - Homes:
East			9,053	7,286
Central			3,289	3,085
West			7,252	6,345

Total			19,594	16,716

Of the homes in backlog listed above, 1,728 homes in backlog relate to unconsolidated entities at August 31, 2004, compared to 1,051 homes in backlog at August 31, 2003.

Backlog Dollar Value (including unconsolidated entities)			$6,142,593	4,559,385

Lennar’s market regions consist of homebuilding divisions in the following states:

East:	Florida, Maryland, Virginia, New Jersey, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(Unaudited)

	August 31,
	2004	2003
Homebuilding debt	$1,998,657	1,521,706
Stockholders’ equity	3,688,431	2,993,008

Total capital	5,687,088	4,514,714

Homebuilding debt to total capital	35.1%	33.7%